Exhibit 99.1
NEWS RELEASE
RAMBUS REPORTS FIRST QUARTER EARNINGS
Revenue of $27.3 million, loss per share of $0.17 cents for the first quarter
LOS ALTOS, Calif. – April 23, 2009 – Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies specializing in high-speed memory architectures, today reported financial results for the first quarter of 2009.
Revenue for the first quarter was $27.3 million, down 27.3% sequentially from the fourth quarter primarily due to the receipt of the withheld royalties related to the now vacated Federal Trade Commission (“FTC”) order in the fourth quarter of 2008 as well as decreased royalties from technology licenses. Revenue for the first quarter of 2009 was down 31.2% from the first quarter last year primarily as a result of lower royalties due to the expiration of the Elpida patent license agreement at the end of the first quarter of 2008.
“During the quarter we made great progress on the legal front with the final judgment in the Hynix matter entered and the FTC’s ill-founded allegations put to rest,” said Harold Hughes, president and chief executive officer at Rambus. “Likewise, we advanced our technology leadership with the launch of our Mobile Memory Initiative. And thanks to our solid cash position we were able to complement our strong innovation development efforts with the acquisition of System-in-Package patents from Inapac.”
Total costs and expenses for the first quarter of 2009 were $43.5 million, which included $8.4 million of stock-based compensation expenses and a net recovery of $13.6 million for previous stock-based compensation restatement and related legal expenses. This is compared to total costs and expenses of $55.6 million for the fourth quarter of 2008, which included $8.7 million of stock-based compensation expenses, $0.2 million of restructuring related expenses and a net recovery of $0.3 million for previous stock-based compensation restatement and related legal expenses. General litigation expenses for the first quarter were $18.0 million, an increase of $0.3 million from the fourth quarter of 2008. As compared to the first quarter of last year, total costs and expenses decreased from $63.0 million, which included $10.5 million of stock-based compensation expenses and $0.9 million of restatement and related legal expenses. General litigation expenses in the first quarter of 2009 increased $4.8 million from the first quarter of 2008.
Interest and other expense, net, for the first quarter of 2009 was $1.2 million net expense as compared to $2.0 million net interest and other income in the fourth quarter of 2008, which included $2.5 million in gain from the repurchase of convertible notes, and $1.7 million net interest and other income in the first quarter of 2008. Prior periods have been adjusted to reflect the impact of the adoption on January 1, 2009 of FASB Staff Position (“FSP”) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). During the quarter ended March 31, 2009, the Company recognized $2.7 million of non-cash interest expense related to FSP APB 14-1. The Company has retrospectively adjusted the income statement for the fourth quarter of 2008 to include non-cash interest expense of $3.0 million and reduced the gain on the repurchase of the convertible notes from $4.4 million as previously reported to $2.5 million related to FSP APB 14-1. Additionally, the Company has retrospectively adjusted the income statement for the first quarter of 2008 to include non-cash interest expense of $2.9 million.

Net loss for the first quarter of 2009 was $17.4 million as compared to a net loss of $15.5 million (adjusted for adoption of FSP APB 14-1) in the fourth quarter of 2008 and a net loss of $14.4 million (adjusted for adoption of FSP APB 14-1) in the first quarter of 2008. Net loss per share for the first quarter of 2009 was $0.17 as compared to a net loss per share of $0.15 (adjusted for adoption of FSP APB 14-1) in the fourth quarter of 2008 and a net loss per share of $0.14 (adjusted for adoption of FSP APB 14-1) for the first quarter of 2008.
Cash, cash equivalents, and marketable securities as of March 31, 2009 were $347.9 million, up approximately $2.1 million from December 31, 2008. During the first quarter of 2009, the Company received approximately $5.0 million of insurance proceeds related to reimbursement claims associated with the stock option investigation and derivative lawsuits as well as $4.5 million from former executives due to the resolution of the derivative lawsuits.
The convertible notes are carried at face value less the debt discount associated with the adoption of FSP APB 14-1 for the periods presented. As such, the carrying value of the convertible notes as of December 31, 2008 has been retrospectively adjusted to reflect the impact of the adoption of FSP APB 14-1. Additionally, the convertible notes were reclassified from long-term liability to current liability during the first quarter of 2009 as the notes are due February 1, 2010.
The conference call discussing first quarter 2009 results will be webcast live via the Rambus Investor Relations website (http://investor.rambus.com) at 2:00 p.m. Pacific Time today. A replay will be available following the call on Rambus’ Investor Relations website and for one week at the following numbers: (888) 203-1112 (domestic) or (719) 457-0820 (international) with ID# 4808236.
About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed memory architectures. Additional information is available at www.rambus.com.
RMBSFN
Contacts:
Nicole Noutsios
Investor Relations
Rambus Inc.
(650) 947-5050
nnoutsios@rambus.com
Linda Ashmore
Public Relations
Rambus Inc.
(650) 947-5411
lashmore@rambus.com

Press Release Financials	Rambus
4440 El Camino Real
Los Altos, CA 94022
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2009	2008 (1)
ASSETS

Current assets:
Cash and cash equivalents	$125,838	$116,241
Marketable securities	222,090	229,612
Accounts receivable	1,187	1,503
Prepaids and other current assets	7,765	8,486
Deferred taxes	209	88

Total current assets	357,089	355,930

Restricted cash	637	632
Deferred taxes, long-term	1,641	1,857
Intangible assets, net	7,988	7,244
Property and equipment, net	19,734	22,290
Goodwill	4,454	4,454
Other non-current assets	3,749	4,963

Total assets	$395,292	$397,370

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$15,054	$6,374
Accrued payroll and related benefits	9,340	9,859
Accrued litigation expenses	7,295	14,265
Other accrued liabilities	3,003	3,816
Convertible notes	128,034	—
Deferred revenue	1,745	1,787

Total current liabilities	164,471	36,101

Long-term liabilities:
Convertible notes	—	125,474
Other long-term liabilities	2,574	2,854

Total long-term liabilities	2,574	128,328

Total stockholders’ equity:	228,247	232,941

Total liabilities and stockholders’ equity	$395,292	$397,370

(1)	Convertible notes have been adjusted as a result of the retrospective adoption of FSP APB 14-1

Press Release Financials	Rambus
4440 El Camino Real
Los Altos, CA 94022
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2009	2008
Revenue:
Royalty revenue	$26,169	$33,093
Contract revenue	1,165	6,645

Total revenue	27,334	39,738

Costs and expenses:
Cost of contract revenue (1)	2,183	7,233
Research and development (1)	17,837	21,502
Marketing, general and administrative (1)	37,156	33,321
Costs (recovery) of restatement and related legal activities	(13,639)	912

Total costs and expenses	43,537	62,968

Operating loss	(16,203)	(23,230)

Interest income and other income (expense), net	1,440	4,595
Interest expense (2)	(2,670)	(2,888)

Interest and other income (expense), net	(1,230)	1,707

Loss before income taxes	(17,433)	(21,523)
Benefit from income taxes	(7)	(7,169)

Net loss	$(17,426)	$(14,354)

Net loss per share:
Basic	$(0.17)	$(0.14)
Diluted	$(0.17)	$(0.14)
Weighted-Average Shares used in computing per share amounts:
Basic	104,376	104,683
Diluted	104,376	104,683

(1)	Total stock-based compensation expense for the three month periods ended March 31, 2009 and March 31, 2008 are presented as follows:

	Three Months Ended March 31,
	2009	2008
Cost of contract revenue	$390	$1,918
Research and development	$2,740	$3,904
Marketing, general and administrative	$5,289	$4,707

(2)	Non-cash interest expense is a result of the adoption of FSP APB 14-1